Exhibit 4(c)
FIRST AMENDMENT TO
MERCANTILE BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN OF 2002
     THIS AMENDMENT to the Mercantile Bank Corporation Employee Stock Purchase Plan of 2002 (the “Plan”) is adopted effective as of February 28, 2009.
     WHEREAS, the Board of Directors of Mercantile Bank Corporation (the “Company”) adopted the Plan effective as of October 1, 2002;
     WHEREAS, Section 10.2 of the Plan authorizes the Committee or the Board of Directors of the Company to adopt amendments to the Plan;
     WHEREAS, the Company wishes to increase the number of shares available for purchase under the Plan from 25,000 to 55,000;
     NOW, THEREFORE, this Amendment is adopted, effective as of February 28, 2009:
     1. Section 4.1 of the Plan is amended in its entirety as follows:
     “4.1 Number of Shares of Common Stock. There shall be reserved for issuance to and purchase by Participants under the Plan an aggregate of 55,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares purchased by the Company.”
     2. Capitalized terms used in this Amendment and not defined have the meanings given to them in the Plan. Except as hereby amended, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, this Amendment is executed by an authorized officer of the Company.

MERCANTILE BANK CORPORATION

By:	/s/ Michael H. Price

Its:	Chairman and CEO
Approved by the Board of Directors on February 26, 2009
Effective: February 28, 2009